EXHIBIT 10.1

ANNEX A

In accordance with Accounting Standards Codification (ASC) 715-30, "Benefit Plans – Pension," the following components have been included in the net pension cost recognized for a period by the Company: (i) service cost; (ii) interest cost; (iii) expected return on plan assets, if any; (iv) amortization of any prior service cost or credit included in accumulated other comprehensive income; and (v) gain or loss (including the effects of changes in assumptions), which includes, to the extent recognized, amortization of the net gain or loss included in accumulated other comprehensive income.

With respect to component (v) in the preceding paragraph, a gain or loss results from a change in the value of either the projected benefit obligation or the plan assets resulting from experience different from that assumed or from a change in actuarial assumptions. For example, at the beginning of a period, the Company calculates an expected return on plan assets for such period. A plan asset gain or loss is the difference between the actual return on plan assets during such period and the expected return on plan assets. Such gain or loss may be either (i) immediately recognized in net pension cost in that period or (ii) recognized in other comprehensive income in that period. The amount recognized in accumulated other comprehensive income affects future net periodic pension cost through subsequent amortization, if any, of the net gain or loss. The minimum amortization required is based on the average remaining service period of active employees or average remaining life expectancy of active participants (depending on the percentage of active participants remaining in the plan), to the extent the loss exceeds certain thresholds. The Company currently recognizes gains or losses during a period in accumulated other comprehensive income and subsequently amortizes the gains or losses that have been previously included in accumulated other comprehensive income in accordance with ACS 715-30 by including such amortized portion in the gain or loss component of the net pension cost recognized for that period.

ASC 715-30-35-20 provides that immediate recognition of gains and losses as a component of net periodic pension cost is permitted if that method is applied consistently and is applied to all gains and losses on both plan assets and obligations. The Company is considering a change in its accounting policy from delayed recognition to immediate recognition of gains or losses in the period in which they occur, which is anticipated to be in the fourth quarter of the Company. If such change is adopted, then the components that will be included in the net pension cost recognized for a period by the Company are the following: (i) service cost; (ii) interest cost; (iii) actual return on plan assets, if any; (iv) amortization of any prior service cost or credit included in accumulated other comprehensive income and (v) gain or loss (including the effects of changes in assumptions). To effect such change in accounting policy, the Company will need to retroactively adjust, in prior periods, the net pension cost recognized and accumulated other comprehensive income so that such losses previously recognized in accumulated other comprehensive income would be reduced to zero.